EXHIBIT 99.1

UniPixel Reports Fourth Quarter and Full Year 2013 Results

THE WOODLANDS, Texas — February 26, 2014 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Performance Engineered Films™ to the touch screen, flexible printed electronics and display markets, reported results for the fourth quarter and year ended December 31, 2013.

Fourth Quarter 2013 Highlights

•	Received three touch sensors purchase orders, one from the company’s PC OEM partner, and shipped one of these orders in December from low-volume, lab-based production.

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Commissioned the first of four plating lines that have been installed at the Kodak Rochester facility, a state-of-the-art manufacturing and testing facility within the Eastman Business Park in Rochester, New York. The company expects to commission the other three plating lines in the coming months, bringing the total plating lines to seven, including three plating lines at the Texas facility.

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Received an automatic roll-to-roll electronic and optical tester at the Texas facility, which was installed in January. The company also installed semi-automated testers at the company’s development lab and at the Kodak Rochester facility in the fourth quarter of 2013.

•	Appointed Bernard Marren and Carl Yankowski as interim co-president and co-CEO.

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Expanded UniPixel’s IP portfolio with two new patents issued, as well as submitting 18 new patent applications. The company's IP portfolio currently totals four U.S. issued patents, one Japan patent, and 111 patent applications submitted.

Q4 and Full Year 2013 Financial Summary
Revenue totaled $11,409 in the fourth quarter of 2013, as compared to $2,030 in the fourth quarter of 2012. The marginal revenues in the fourth quarter were generated by the low-volume order delivered in December 2013. For the full year of 2013, revenue totaled $5.1 million as compared to $76,154 in 2012. The increase in 2013 was primarily due to a $5.0 million payment received by the company’s PC OEM licensee.

Selling, general and administrative (SG&A) expenses totaled $3.1 million in the fourth quarter of 2013, as compared to $1.3 million in the same year-ago quarter. For the full year 2013, SG&A totaled $9.9 million as compared to $4.0 million in 2012. The increase of SG&A in both periods was primarily due to an increase in salaries and benefits, partially driven by an increase in the number of employees, restricted stock expense and stock compensation expense, as well as an increase in legal expenses and depreciation expenses.

Research and development expenses totaled $3.1 million in the fourth quarter of 2013, as compared to $1.6 million in the fourth quarter of 2012. For the full year 2013, research and development expenses totaled $10.4 million as compared to $5.1 million in 2012. The increase in both periods was primarily due to increased salaries and benefits, partially driven by an increase in the number of employees, restricted stock expense and stock compensation expense, as well as lab expense related to prototype development of products based on the company’s performance engineered films.

Net loss was $6.1 million or $(0.50) per share in the fourth quarter of 2013, as compared to a net loss of $2.9 million or $(0.30) per share in the same year-ago period. Net loss was $15.2 million or $(1.32) per share in 2013, as compared to a net loss of $9.0 million or $(1.11) per share in 2012.

Cash and cash equivalents totaled $39.4 million at December 31, 2013, as compared to $13.0 million at December 31, 2012.

Management Commentary
“While we experienced a number of setbacks in 2013, including management transitions and a delayed start to the roll-to-roll manufacturing of our touch sensors, we exited the year in a stronger position to complete and commercialize our manufacturing process,” said Bernard Marren interim co-CEO, interim co-president and chairman of UniPixel.

“Our well-coordinated, focused technical work streams are leveraging the deep knowledge and capabilities of our manufacturing partner, Kodak, as well as the contributions of our ecosystem supply chain and strategic partners. These work streams have been tackling particular challenges of our unique touch sensor manufacturing process, such as those involving bezel design and substrates. While accommodating the unique sensor design requirements for each given commercial device, we learned that some unique bezel designs print better than others. We are also evaluating various support substrates in order to improve and enhance our manufacturing capabilities.

“Our ongoing efforts in solving technical issues as they have developed supports our outlook for our commercial manufacturing timeline. In addition, the know-how developed during this time has contributed to our IP portfolio. As we advance these process development activities, we continue to believe our additive, roll-to-roll, flexible electronics process will be price and performance competitive due to its lower cost base, especially when compared to traditional photolithographic, subtractive, ITO-based and ITO alternative touch sensor solutions.

“So, our focus in the first half of 2014 will continue to be on finalizing a high-volume manufacturing process that would enable shipments of commercial volumes of sensors in the second half of 2014. We anticipate achieving certain progress milestones in the second quarter of 2014 that will enhance our outlook regarding the exact timing around volume commercial shipments, and we look forward to reporting these and other activities as they develop.”

Personal Computer Original Equipment Manufacturer (PC OEM) Partner Agreement Update
UniPixel has revised its touch sensors Preferred Price and Capacity license agreement with its PC OEM partner (signed December 7, 2012) to waive the notebook limited exclusivity option. The exclusivity waiver allows UniPixel the opportunity to sell its touch sensors for use in competing notebook applications. There will be no additional milestone payments recognized under the new terms and conditions of the agreement, with the preferred pricing and capacity aspects of the agreement remaining unchanged. The company continues to work closely with its PC OEM partner in product design and development.

CEO Search
As previously announced, the company has begun the search for a new CEO and president. UniPixel has interviewed a number of potential candidates, and plans to appoint a successor with a strong history specific to manufacturing and operational excellence to take advantage of UniPixel’s opportunities in performance engineered films.

Conference Call
UniPixel management will host a conference call later today to discuss 2013 and the outlook for 2014, followed by a question and answer period.

The call will be webcast live here, as well as via a link in the Investors section of the company's website at www.unipixel.com/investors. Webcast participants will be able to submit a question to management via the webcast player.

Date: Wednesday, February 26, 2014
Time: 4:30 p.m. Eastern time (3:30 p.m. Central time)
Webcast: http://public.viavid.com/index.php?id=107684

To participate in the conference call via telephone, dial 1-480-629-9664 and provide the conference name or conference ID 4665736. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization.

If you have any difficulty with the webcast or connecting to the call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through March 26, 2014, via the same link above, or by dialing 1-858-384-5517 and entering replay ID 4665736.

About UniPixel
Headquartered in The Woodlands, Texas, UniPixel, Inc. (NASDAQ: UNXL) delivers Performance Engineered Films to the Display and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large areas. A key focus for UniPixel is developing electronic conductive films for use in electronic sensors for consumer and industrial applications. The company's roll-to-roll electronics manufacturing process prints fine line conductive elements on thin films. The company is marketing its films for touch panel sensor, cover glass replacement, protective cover film, antenna and custom circuitry applications under the UniPixel label, and potentially under private label or Original Equipment Manufacturers (OEM) brands. For further information, visit www.unipixel.com.

Forward-looking Statements
All statements in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the companies’ respective Annual Report on Form 10-K for the year ended December 31, 2013. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the companies’ respective Annual Report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K.

Trademarks in this release are the property of their respective owners.

Investor Relations Contact:
Ron Both
Liolios Group, Inc.
Tel 949-574-3860
UNXL@liolios.com

Uni-Pixel, Inc.
Condensed Consolidated Balance Sheets

	December 31, 2013	December 31, 2012

ASSETS
Current assets
Cash and cash equivalents	$39,369,574	$13,000,372
Account receivable, net	11,409	—
Prepaid expenses	—	160,320

Total current assets	39,380,983	13,160,692

Property and equipment, net of accumulated depreciation of $4,769,453 and $2,531,917, at December 31, 2013 and 2012, respectively	15,893,435	1,536,658
Restricted cash	17,439	17,439

Total assets	$55,291,857	$14,714,789

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,053,748	$348,683
Deferred revenue	5,000,000	—

Total current liabilities	6,053,748	348,683

Total liabilities	6,053,748	348,683

Commitments and contingencies	—	—

Shareholders’ equity
Common stock, $0.001 par value; 100,000,000 shares authorized, 12,244,714 shares and 9,854,268 shares issued and outstanding at December 31, 2013 and 2012, respectively	12,245	9,854
Additional paid-in capital	135,720,308	85,669,802
Accumulated deficit	(86,494,444)	(71,313,550)

Total shareholders’ equity	49,238,109	14,366,106

Total liabilities and shareholders’ equity	$55,291,857	$14,714,789

Uni-Pixel, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Revenue	$11,409	$2,030	$5,081,574	$76,154

Cost of revenues	5,584	813	9,005	26,292

Gross margin	5,825	1,217	5,072,569	49,862

Selling, general and administrative expenses	3,056,974	1,314,166	9,888,535	3,961,667
Research and development	3,089,627	1,579,050	10,384,350	5,112,855

Operating loss	(6,140,776)	(2,891,999)	(15,200,316)	(9,024,660)

Other income
Interest income, net	6,117	1,578	19,422	6,852

Net loss	$(6,134,659)	$(2,890,421)	$(15,180,894)	$(9,017,808)

Per share information
Net loss - basic	$(0.50)	$(0.30)	$(1.32)	$(1.11)
Net loss - diluted	(0.50)	(0.30)	(1.32)	(1.11)

Weighted average number of basic common shares outstanding	12,230,743	9,700,094	11,512,996	8,150,890
Weighted average number of diluted common shares outstanding	12,230,743	9,700,094	11,512,996	8,150,890